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                                                                     Exhibit 11


                      ROY F. WESTON, INC. AND SUBSIDIARIES

               STATEMENTS OF COMPUTATION OF NET INCOME PER SHARE




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
                                                                         Three Months Ended March 31,
                                                                         ----------------------------
                                                                        1995                        1994
                                                                        ----                        ----
                                                                                (Thousands of Dollars)
PRIMARY
- -------

Net income ........................................                  $       572                  $       103
                                                                     ===========                  ===========

Weighted average shares outstanding................                    9,552,040                    9,491,877
                                                                     ===========                  ===========

Net income per share...............................                  $       .06                  $       .01
                                                                     ===========                  ===========

FULLY DILUTED
- -------------

Net income ........................................                  $       572                  $       103


ADD:
         Interest on 7% Convertible Subordinated
          Debentures, net of applicable income
          taxes....................................                          278                          274
                                                                     -----------                  -----------

Net income for fully diluted net income
 per share.........................................                  $       850                  $       377
                                                                     ===========                  ===========

Weighted average number of shares used in
 calculating primary net income per share..........                    9,552,040                    9,491,877

ADD:
         Shares issuable upon conversion of 7%
          Convertible Subordinated Debentures......                    1,175,106                    1,204,028

         Stock options.............................                        -                           -
                                                                     -----------                  -----------

Weighted average number of shares used in
 calculating fully diluted net income per share....                   10,727,146                   10,695,905
                                                                     ===========                  ===========

Fully diluted net income per share.................                  $       .08                  $       .04
                                                                     ===========                  ===========
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